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                                                                       EXHIBIT 5

                          Whitman Breed Abbott & Morgan
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 351-3000

                                             October 9, 1996

Hanover Direct, Inc.
1500 Harbor Boulevard
Weehawken, New Jersey  07087

                           Re:      Hanover Direct, Inc.

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by Hanover Direct, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers 422,843 shares (the "Shares") of the Company's common stock, par value $.66-2/3 per share (the "Common Stock"), to be issued upon conversion of an aggregate of 634,900 shares of Series B Convertible Additional Preferred Stock, par value $.01 and stated value $10.00 per share, of the Company (the "Series B Preferred").

         We have examined the originals or certified, photostatic or facsimile copies of such records and other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

         Based upon our examination mentioned above, as described above, and subject to the assumptions and qualifications stated and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and, when issued upon conversion of the Series B Preferred in accordance with the applicable provisions of the Company's Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                   Very truly yours,

                                   WHITMAN BREED ABBOTT & MORGAN